EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2025 Results

MARIETTA, Pa., Feb. 19, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Significant items for fourth quarter of 2025 (all comparisons to fourth quarter of 2024):

  Net premiums earned decreased 4.1% to $226.9 million
  Combined ratio of 96.3%, compared to 92.9%
  Net income of $17.2 million, or 47 cents per diluted Class A share, compared to $24.0 million, or 70 cents per diluted Class A share
  Net income included net investment losses (after tax) of $1.4 million, or 3 cents per diluted Class A share, compared to net investment gains of $0.2 million, or 1 cent per diluted Class A share

Significant items for full year of 2025 (all comparisons to full year of 2024):

  Net premiums earned decreased 1.7% to $921.2 million
  Combined ratio of 95.4%, compared to 98.6%
  Net income of $79.3 million, or $2.18 per diluted Class A share, compared to $50.9 million, or $1.53 per diluted Class A share
  Net income included net investment gains (after tax) of $0.5 million, or 1 cent per diluted Class A share, compared to $3.9 million, or 12 cents per diluted Class A share
  Return on average equity of 13.4%, compared to 9.9%
  Book value per share of $17.33 at December 31, 2025, compared to $15.36 at year-end 2024

Financial Summary

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$226,885	$236,635	-4.1%	$921,184	$936,651	-1.7%
Investment income, net	14,160	12,050	17.5	52,627	44,918	17.2
Net investment (losses) gains	(1,726)	256	NM2	619	4,981	-87.6
Total revenues	240,142	249,954	-3.9	978,014	989,605	-1.2
Net income	17,189	24,003	-28.4	79,341	50,862	56.0
Non-GAAP operating income[1]	18,553	23,801	-22.0	78,851	46,927	68.0
Annualized return on average equity	10.8%	18.1%	-7.3 pts	13.4%	9.9%	3.5 pts

Per Share Data
Net income – Class A (diluted)	$0.47	$0.70	-32.9%	$2.18	$1.53	42.5%
Net income – Class B	0.43	0.64	-32.8	2.01	1.38	45.7
Non-GAAP operating income – Class A (diluted)	0.50	0.69	-27.5	2.17	1.41	53.9
Non-GAAP operating income – Class B	0.46	0.63	-27.0	1.99	1.27	56.7
Book value	17.33	15.36	12.8	17.33	15.36	12.8

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased with our solid operating performance in the fourth quarter and full year of 2025 that reflected the favorable impact of numerous strategic decisions and intentional actions over the past several years. Our focus for 2026 is the pursuit of modest premium growth through our independent agency partners in geographies and classes of business we have identified as attractive. We remain committed to our strategic plan that includes capitalizing on opportunities for profitable growth as a contributor to sustained excellent financial performance.

“In our commercial lines business segment, we achieved solid underlying results for the fourth quarter of 2025, which were masked somewhat by the impact of a few large fires and a late-reported prior-year casualty loss. Due in large part to a refinement in our commercial underwriting appetite, we missed our 2025 business plan target for new business writings. For 2026, we have actively engaged our agents in the development of detailed growth plans and the introduction of new compensation incentives to encourage increased submissions of new quality accounts.

“In our personal lines business segment, we achieved continued excellent profitability and are making good progress on the incremental conversion of remaining legacy policies to our new platform that will be completed in June 2027. We expect the decline in personal lines premiums we experienced during 2025 will subside gradually throughout 2026 as we take measured steps to increase our new business success rate, while striving to maintain a targeted level of profitability in this segment in line with our long-term strategic and financial objectives.

“We believe that we are well positioned as a regional insurance group to provide excellent service to our independent agents and policyholders, as we continue to make prudent investments in talent, systems and capabilities. Building upon the strong foundation laid over the past several years, we are executing strategies that we believe will enhance the value of our stockholders’ investment over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$140,841	$136,701	3.0%	$555,873	$539,683	3.0%
Personal lines	86,044	99,934	-13.9	365,311	396,968	-8.0
Total net premiums earned	$226,885	$236,635	-4.1%	$921,184	$936,651	-1.7%

Net Premiums Written
Commercial lines:
Automobile	$45,219	$42,922	5.4%	$197,949	$184,989	7.0%
Workers' compensation	18,454	20,934	-11.8	92,464	103,533	-10.7
Commercial multi-peril	52,215	50,431	3.5	221,283	213,959	3.4
Other	12,187	9,790	24.5	52,295	45,439	15.1
Total commercial lines	128,075	124,077	3.2	563,991	547,920	2.9
Personal lines:
Automobile	46,274	54,078	-14.4	208,077	243,036	-14.4
Homeowners	27,713	30,958	-10.5	122,999	140,613	-12.5
Other	2,244	2,329	-3.6	9,760	10,712	-8.9
Total personal lines	76,231	87,365	-12.7	340,836	394,361	-13.6
Total net premiums written	$204,306	$211,442	-3.4%	$904,827	$942,281	-4.0%

Net Premiums Written

The 3.4% decrease in net premiums written1 for the fourth quarter of 2025 compared to the fourth quarter of 2024, as shown in the table above, represents the combination of 3.2% growth in commercial lines net premiums written and a 12.7% decrease in personal lines net premiums written. The $7.1 million decrease in net premiums written for the fourth quarter of 2025 compared to the fourth quarter of 2024 included:

  Commercial Lines: $4.0 million increase that we attribute primarily to solid premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by lower new business writings.
  Personal Lines: $11.1 million decrease that we attribute primarily to planned attrition due to lower new business writings, offset partially by a continuation of renewal premium rate increases and solid retention.

The $37.5 million decrease in net premiums written for the full year of 2025 compared to the full year of 2024 included:

  Commercial Lines: $16.0 million increase that we attribute primarily to solid premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by lower new business writings.
  Personal Lines: $53.5 million decrease that we attribute primarily to planned attrition due to lower new business writings and strategic non-renewal actions, offset partially by a continuation of renewal premium rate increases and solid retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months and full years ended December 31, 2025 and 2024:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	50.3%	52.3%	51.4%	54.0%
Loss ratio - weather-related losses	3.6	3.3	6.2	7.2
Loss ratio - large fire losses	6.2	4.0	4.8	4.9
Loss ratio - net prior-year reserve development	1.0	0.2	-1.1	-1.6
Loss ratio	61.1	59.8	61.3	64.5
Expense ratio	34.9	32.8	33.8	33.7
Dividend ratio	0.3	0.3	0.3	0.4
Combined ratio	96.3%	92.9%	95.4%	98.6%

Statutory Combined Ratios
Commercial lines:
Automobile	101.8%	115.7%	97.9%	102.6%
Workers' compensation	95.7	105.6	105.5	104.4
Commercial multi-peril	97.0	79.4	94.0	95.0
Other	136.6	84.7	106.3	80.0
Total commercial lines	102.2	97.3	98.5	98.2
Personal lines:
Automobile	90.8	96.5	86.4	97.4
Homeowners	87.3	76.2	96.9	99.6
Other	55.6	106.3	55.0	99.5
Total personal lines	88.5	89.5	89.3	98.3
Total lines	97.0%	94.0%	95.0%	98.3%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2025, the loss ratio increased to 61.1%, compared to 59.8% for the fourth quarter of 2024. The core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, was 50.3% for the fourth quarter of 2025, which compared favorably to 52.3% for the fourth quarter of 2024. For the commercial lines segment, the core loss ratio of 52.5% for the fourth quarter of 2025 decreased from 55.2% for the fourth quarter of 2024, due largely to lower casualty loss severity. For the personal lines segment, the core loss ratio of 46.8% for the fourth quarter of 2025 compared to 48.4% for the fourth quarter of 2024, due largely to lower claim frequency and severity in the personal automobile line of business.

Weather-related losses of $8.2 million, or 3.6 percentage points of the loss ratio, for the fourth quarter of 2025 increased from $7.7 million, or 3.3 percentage points of the loss ratio, for the fourth quarter of 2024. Our insurance subsidiaries did not incur significant losses from any single weather event during the fourth quarters of 2025 or 2024. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2025 was lower than our previous five-year average of 5.2 percentage points for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $14.1 million, or 6.2 percentage points of the loss ratio, for the fourth quarter of 2025, compared to $9.5 million, or 4.0 percentage points of the loss ratio, for the fourth quarter of 2024. The increase primarily reflected higher average severity in both commercial property and homeowner fire losses.

Net development of reserves for losses incurred in prior accident years of $2.2 million increased the loss ratio for the fourth quarter of 2025 by 1.0 percentage point, compared to virtually no impact for the fourth quarter of 2024. For the fourth quarter of 2025, our insurance subsidiaries experienced unfavorable development due primarily to higher-than-expected emergence of umbrella liability and commercial automobile losses that was largely offset by favorable development in the personal automobile, commercial multi-peril and worker’s compensation lines of business. For the fourth quarter of 2024, our insurance subsidiaries experienced unfavorable development primarily in personal automobile and commercial automobile losses that was offset by favorable development in commercial multi-peril losses and other lines of business.

Loss Ratio – Full Year

For the full year of 2025, the loss ratio decreased to 61.3%, compared to 64.5% for the full year of 2024. The 2025 core loss ratio decreased by 2.6 percentage points to 51.4% from 54.0% for 2024. For the commercial lines segment, the core loss ratio of 54.8% for 2025 was in line with 54.4% for 2024. For the personal lines segment, the core loss ratio of 46.3% for 2025 decreased from 53.5% in 2024, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses for the full year of 2025 were $56.9 million, or 6.2 percentage points of the loss ratio, compared $67.7 million, or 7.2 percentage points of the loss ratio, for the full year of 2024. The loss ratio impact of weather-related losses for the full year of 2025 was modestly lower than the previous five-year average of 7.2 percentage points of the loss ratio.

Large fire losses were $43.9 million, or 4.8 percentage points of the loss ratio, for the full year of 2025, a slight reduction compared to $45.8 million, or 4.9 percentage points of the loss ratio, for the full year of 2024.

Net favorable development of reserves for losses incurred in prior accident years of $10.3 million reduced the loss ratio for the full year of 2025 by 1.1 percentage points. For the full year of 2025, our insurance subsidiaries experienced favorable development in losses primarily in the commercial multi-peril, personal automobile, commercial automobile, homeowners, other personal lines and workers’ compensation lines of business, offset partially by unfavorable development in the other commercial lines of business (which is primarily umbrella liability). Net favorable development of reserves for losses incurred in prior accident years of $15.0 million reduced the loss ratio for the full year of 2024 by 1.6 percentage points. For the full year of 2024, our insurance subsidiaries experienced favorable development in losses primarily in the commercial multi-peril, personal automobile and homeowners lines of business, offset partially by unfavorable development in the workers’ compensation and commercial automobile lines of business.

Expense Ratio

The expense ratio was 34.9% for the fourth quarter of 2025, compared to 32.8% for the fourth quarter of 2024. The expense ratio was 33.8% for the full year of 2025, compared to 33.7% for the full year of 2024. The increase in the expense ratio for the fourth quarter of 2025 primarily reflected higher underwriting-based agency incentive costs and lower net earned premiums. The impact from costs that Donegal Mutual Insurance Company allocated to our insurance subsidiaries related to its systems modernization project represented approximately 1.5 percentage points of the expense ratio for the fourth quarter of 2025, with the modest increase compared to recent quarterly periods due to costs related to the final two software releases that were placed into service during the third quarter of 2025. Allocated costs related to the project represented approximately 1.2 percentage points of the expense ratio for the full year of 2025. We expect that the expense ratio impact of allocated costs related to the project will be 1.3 percentage points for the full year of 2026, subsiding gradually over the next several years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94.5% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2025.

	December 31, 2025		December 31, 2024
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$103,619	6.9%	$170,423	12.3%
Obligations of states and political subdivisions	485,710	32.4	409,560	29.6
Corporate securities	383,927	25.6	440,552	31.8
Mortgage-backed securities	445,227	29.7	304,459	22.0
Allowance for expected credit losses	(1,313)	-0.1	(1,388)	-0.1
Total fixed maturities	1,417,170	94.5	1,323,606	95.6
Equity securities, at fair value	44,370	3.0	36,808	2.6
Short-term investments, at cost	38,713	2.5	24,558	1.8
Total investments	$1,500,253	100.0%	$1,384,972	100.0%

Average investment yield	3.6%		3.3%
Average tax-equivalent investment yield	3.7%		3.4%
Average fixed-maturity duration (years)	5.5		5.2

Net investment income of $14.2 million for the fourth quarter of 2025 increased 17.5% compared to $12.1 million in net investment income for the fourth quarter of 2024, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior-year fourth quarter. Net investment income of $52.6 million for the full year of 2025 increased 17.2% compared to $44.9 million for the full year of 2024, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior year.

Net investment losses were $1.7 million for the fourth quarter of 2025, compared to minimal net investment gains for the fourth quarter of 2024. We attribute the net investment losses for the fourth quarter of 2025 to net realized investment losses on the strategic sales of available-for-sale fixed-maturity securities, offset partially by the quarterly increase in the market value of the equity securities held at December 31, 2025. We attribute the minimal gains in the fourth quarter of 2024 to the quarterly increase in the market value of the equity securities held at December 31, 2024.

Net investment gains were $0.6 million for the full year of 2025, compared to $5.0 million for the full year of 2024. We attribute the gains to the increase in the market value of the equity securities held at the end of the respective periods, with the increase in 2025 offset largely by net realized investment losses on the strategic sales of available-for-sale fixed-maturity securities.

Our book value per share was $17.33 at December 31, 2025, compared to $15.36 at December 31, 2024, with the increase attributable to net income as well as $19.8 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2025 that increased our book value by $0.56 per share, offset partially by the cash dividends we declared during the year.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$226,885	$236,635	-4.1%	$921,184	$936,651	-1.7%
Change in net unearned premiums	(22,579)	(25,193)	-10.4	(16,357)	5,630	NM
Net premiums written	$204,306	$211,442	-3.4%	$904,827	$942,281	-4.0%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Non-GAAP Operating Income
Net income	$17,189	$24,003	-28.4%	$79,341	$50,862	56.0%
Investment losses (gains) (after tax)	1,364	(202)	NM	(490)	(3,935)	-87.5
Non-GAAP operating income	$18,553	$23,801	-22.0%	$78,851	$46,927	68.0%

Per Share Reconciliation of Net Income to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.47	$0.70	-32.9%	$2.18	$1.53	42.5%
Investment losses (gains) (after tax)	0.03	(0.01)	NM	(0.01)	(0.12)	-91.7
Non-GAAP operating income – Class A	$0.50	$0.69	-27.5%	$2.17	$1.41	53.9%

Net income – Class B	$0.43	$0.64	-32.8%	$2.01	$1.38	45.7%
Investment losses (gains) (after tax)	0.03	(0.01)	NM	(0.02)	(0.11)	-81.8
Non-GAAP operating income – Class B	$0.46	$0.63	-27.0%	$1.99	$1.27	56.7%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 18, 2025, we declared regular quarterly cash dividends of $0.1825 per share for our Class A common stock and $0.165 per share for our Class B common stock, which we paid on February 17, 2026 to stockholders of record as of the close of business on February 3, 2026.

Pre-Recorded Webcast

At approximately 8:30 am EST on Thursday, February 19, 2026, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly and annual results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, advancing our operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2025	2024

Net premiums earned	$226,885	$236,635
Investment income, net of expenses	14,160	12,050
Net investment (losses) gains	(1,726)	256
Lease income	74	77
Installment payment fees	749	936
Total revenues	240,142	249,954

Net losses and loss expenses	138,667	141,435
Amortization of deferred acquisition costs	36,833	39,853
Other underwriting expenses	42,352	37,649
Policyholder dividends	701	826
Interest	340	269
Other expenses, net	291	255
Total expenses	219,184	220,287

Income before income tax expense	20,958	29,667
Income tax expense	3,769	5,664

Net income	$17,189	$24,003

Net income per common share:
Class A - basic	$0.47	$0.71
Class A - diluted	$0.47	$0.70
Class B - basic and diluted	$0.43	$0.64

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	31,209,579	28,979,432
Class A - diluted	31,764,729	29,229,232
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$204,306	$211,442

Book value per common share at end of period	$17.33	$15.36

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2025	2024

Net premiums earned	$921,184	$936,651
Investment income, net of expenses	52,627	44,918
Net investment gains	619	4,981
Lease income	302	314
Installment payment fees	3,282	2,741
Total revenues	978,014	989,605

Net losses and loss expenses	564,332	604,118
Amortization of deferred acquisition costs	152,783	160,311
Other underwriting expenses	158,385	155,254
Policyholder dividends	3,011	4,073
Interest	1,351	946
Other expenses, net	559	2,564
Total expenses	880,421	927,266

Income before income tax expense	97,593	62,339
Income tax expense	18,252	11,477

Net income	$79,341	$50,862

Net income per common share:
Class A - basic	$2.22	$1.53
Class A - diluted	$2.18	$1.53
Class B - basic and diluted	$2.01	$1.38

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	30,744,088	28,155,276
Class A - diluted	31,246,149	28,246,490
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$904,827	$942,281

Book value per common share at end of period	$17.33	$15.36

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2025	2024
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$776,447	$705,714
Available for sale, at fair value	640,723	617,892
Equity securities, at fair value	44,370	36,808
Short-term investments, at cost	38,713	24,558
Total investments	1,500,253	1,384,972
Cash	26,786	52,926
Premiums receivable	180,804	181,107
Reinsurance receivable	398,582	420,742
Deferred policy acquisition costs	68,670	73,347
Prepaid reinsurance premiums	171,083	176,162
Other assets	40,451	46,776
Total assets	$2,386,629	$2,336,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,100,050	$1,120,985
Unearned premiums	591,040	612,476
Borrowings under lines of credit	35,000	35,000
Other liabilities	20,121	21,795
Total liabilities	1,746,211	1,790,256
Stockholders' equity:
Class A common stock	344	329
Class B common stock	56	56
Additional paid-in capital	391,811	369,680
Accumulated other comprehensive loss	(8,296)	(28,200)
Retained earnings	297,729	245,137
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	640,418	545,776
Total liabilities and stockholders' equity	$2,386,629	$2,336,032